                                                                    EXHIBIT 12.1

                         SECURITY CAPITAL PACIFIC TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

                                  (Unaudited)


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
                                       Six  months ended
                                            June 30,                                Twelve Months Ended December 31,
                                            --------                   -----------------------------------------------------------
                                      1997            1996               1996         1995        1994         1993          1992
                                      ----            ----               ----         ----        ----         ----          ----

Earnings from operations...........  $43,341        $47,382            $ 94,089    $ 81,696     $46,719      $23,191       $ 9,037
Add:
     Interest Expense..............   29,759         13,777              35,288      19,584      19,442        3,923         3,214
                                     -------        -------            --------    --------     -------      -------       -------
Earnings as adjusted...............  $73,100        $61,159            $129,377    $101,280     $66,161      $27,114       $12,251
                                     =======        =======            ========    ========     =======      =======       =======
Fixed charges:
     Interest expense..............  $29,759        $13,777            $ 35,288    $ 19,584     $19,442      $ 3,923       $ 3,214
     Capitalized interest..........    8,751          7,509              16,941      11,741       6,029        2,818           989
                                     -------        -------            --------    --------     -------      -------       -------
     Total fixed charges...........  $38,510        $21,286            $ 52,229    $ 31,325     $25,471      $ 6,741       $ 4,203
                                     =======        =======            ========    ========     =======      =======       =======
Ratio of earnings to fixed
 charges...........................      1.9            2.9                 2.5         3.2         2.6          4.0           2.9
                                     =======        =======            ========    ========    ========      =======       =======
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